EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFLAC SELLS INVESTMENT IN PARMALAT

COLUMBUS, Georgia - December 18, 2003 - AFLAC Incorporated announced today that it has sold its investment in Parmalat Finanziaria SpA.

Commenting on the sale, Senior Vice President and Chief Investment Officer Joseph W. Smith, Jr. said: "We closely monitored financial developments at Parmalat over the last week, and concluded that Parmalat no longer met the profile of investments we want to retain in our portfolio. We estimate that the sale of our holdings in Parmalat will reduce net earnings by $257 million, or approximately $.49 per diluted share, in the fourth quarter of 2003.

"We are certainly not pleased to be realizing a loss on this investment. However, this action is consistent with our investment approach. We purchase only investment-grade securities, and in the event that a security is downgraded to below-investment-grade, we undertake a thorough credit review to determine if we will continue to hold the investment. The sale of Parmalat demonstrates that our tolerance for below-investment-grade securities has not increased. We remain focused on a conservative investment approach that we believe is in the best interest of our policyholders and shareholders."

In addition to net earnings, the company views operating earnings, a non-GAAP financial measure, as an important indicator of financial performance. We believe the combined presentation and evaluation of operating earnings, together with net earnings, provides information that may enhance an investor's understanding of the company's underlying profitability and results of operations. Our definition of operating earnings, as presented in this press release, excludes the following items on an after-tax basis from net earnings: realized investment gains/losses and the impact from SFAS 133. The fluctuations in these items are driven by external economic factors that may not reflect the results of our underlying business. Therefore, we believe operating earnings is a useful financial measure because it focuses on the performance of the business and excludes items that are inherently unpredictable.

President and Chief Financial Officer Kriss Cloninger III, added: "We remain very pleased with the strength of our capital position, especially as it relates to regulatory solvency standards. We believe that when full-year 2003 results are reported, we will again produce a risk-based capital ratio that compares very favorably to our peer group. Furthermore, this strong capital base will permit us to repurchase an amount of AFLAC shares in 2004 that is consistent with our previously stated expectations.

"At the same time, we believe we are very well positioned to achieve our earnings objectives. Our goal is to increase operating earnings per diluted share by 17% in 2003 and 2004, excluding the impact of the yen. And our 2005 objective is to increase operating earnings per diluted share by 15% excluding the impact of foreign currency translation. We believe those objectives are reasonable and achievable, and reflect the continued need for the products that we offer in Japan and the United States."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 278,900 payroll accounts. The company insures one out of four Japanese households and is the largest life insurer in Japan in terms of individual policies in force. In January 2003, AFLAC was the number one insurance company in Fortune magazine's list of "The 100 Best Companies to Work for" and was included in the overall listing for the fifth consecutive year. In March 2003, Fortune also included AFLAC in its annual listing of "America's Most Admired Companies." And in July 2003, Fortune named AFLAC to its list of "America's 50 Best Companies for Minorities." AFLAC's Internet address is aflac.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com
Media contact - Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com